Exhibit 23.1

         Consent of Independent Certified Public Accountants

The Board of Directors
Cooker Restaurant Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-45467, 33-46475, 33- 46965,
33-48396 and 33-48397) of Cooker Restaurant Corporation of our report dated January 27, 1999, relating to the consolidated balance sheets of Cooker Restaurant Corporation and subsidiaries as of January 3, 1999 and December 28, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended January 3, 1999, which report appears in the January 3, 1999 annual report on Form 10-K of Cooker Restaurant Corporation. Our report refers to a change in method of accounting for preoperational costs in fiscal year 1997.

				    /s/ KPMG LLP


Fort Lauderdale, Florida
May 3, 1999